Exhibit 10.3.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of March 13, 2015, is made and entered into by and between Ruthigen, Inc. a Delaware corporation (“Ruthigen”) and Pulmatrix, a Delaware corporation (“Pulmatrix”) (collectively “Employer”) and Sameer Harish (“Employee” or “Harish”).

WHEREAS, upon the Effective Time, Employee is not a director or officer of Employer;

WHEREAS, Harish and Ruthigen are parties to an Employment Agreement dated June 24, 2014 (the “Prior Employment Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), Ruthigen and Pulmatrix Inc. (including their affiliates and subsidiaries) have agreed to consummate the merger of Ruthigen Merger Corp, a wholly-owned subsidiary of Ruthigen, with and into Pulmatrix with Pulmatrix as the surviving corporation (the merger process herein referred to as the “Merger”);

WHEREAS, the Prior Employment Agreement will be terminated as of the date the Merger becomes effective thereunder (the “Effective Time”); and

WHEREAS, Pulmatrix is a Delaware corporation with its primary headquarters located in Massachusetts;

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, Harish and Employer agree as follows:

1.          Term of Agreement. As of the Effective Time, this Agreement shall be binding upon and enforceable against the parties and will remain in effect until the first yearly anniversary of the Effective Time (“Term of Agreement”). This Agreement may only be terminated during the Term of Agreement with advance Employee written consent or if Harish: (i) is convicted of, or has pled guilty to, a felony (under the laws of the United States or any state thereof); (ii) has engaged in acts of fraud, material dishonesty or other acts of willful misconduct in the course of his duties hereunder, unless Harish believes in good faith that such acts were in the interests of Employer; (iii) has materially violated this Agreement and has not cured such violation within fourteen (14) days of written notice from Employer; or (iv) willfully fails to comply with reasonable directives of Employer which are communicated to him in writing, and which Employee fails to correct within seven (7) days of such communication from Employer.

2.          Duties and Wages. Harish agrees to perform such services as an employee as Employer may reasonably request relating to the transition of business resulting from the Merger, including without limitation, general corporate matters, matters related to Ruthigen RUT58-60 drug asset, and assisting with the search for potential buyers or licensees of Employer’s core business – Ruthigen hypochlorous acid based drug candidate (RUT58-60). Harish shall make himself available to perform these services for up to twenty-four (24) hours per calendar quarter, on days and at times mutually convenient to the parties, for Restricted Stock Units as described further below and at a gross hourly rate of twenty-five US dollars ($25.00), less customary tax and other withholdings (the “Wages”). Employee shall submit accurate records of time worked in accordance with Employer’s policies and procedures and shall be paid in accordance with Employer’s standard payroll schedule. The parties agree that Employee is not authorized to work more than eight (8) hours per day or more than forty (40) hours per week, unless Employer expressly otherwise directs and Employee agrees. Any further work requested by Employer and mutually agreed by Employee shall be subject to additional compensation, which must be mutually agreed by both parties.

Employee is authorized to incur reasonable expenses in carrying out Employee’s duties for Employer under this Agreement and entitled to reimbursement for all such expenses. Any expense above one-hundred US dollars ($100) shall require pre-approval by Employer.

Employee shall report directly to Robert Clarke (CEO), and provide monthly reports for completed projects.

Employer agrees that no relocation is required for the Employee to conduct and perform his duties under this Agreement. Furthermore, Employer agrees this Agreement is non-exclusive and Employee may work or consult for other businesses in accordance with Section 4 of this Agreement.

3.          Outstanding Stock-based Incentive Compensation. Upon the Effective Time, subject to Section 5.1, any and all unvested stock options granted by Ruthigen to Harish outstanding as of the Effective Time (the “Outstanding Options”) shall thereupon be terminated and forfeited. Subject to Section 5.1 and Section 6, any and all unvested restricted stock units granted by Ruthigen to Harish outstanding prior to the Effective Time (the “Outstanding RSUs”) shall be terminated and forfeited.

4.          Noncompetition; Nonsolicitation. Commencing on the Effective Time and ending on the date that is one calendar year immediately following the Effective Time (“Term”), provided, however, that in the event that it is judicially determined that Harish has breached materially any provision of this Section 4, the Term applicable to each obligation that Harish shall have been determined to have breached shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured, Harish shall not anywhere throughout primarily Canada, Europe, Japan, and the United States where Employer will be conducting the Business (as defined below) (the “Territory”), for himself/herself or through or on behalf of any other person, whether as an officer, director, employee, equity holder, partner, consultant, advisor, creditor or otherwise:

(a)          (i) engage in, participate in or acquire any financial or beneficial interest in (which for the avoidance of doubt will include employment with or engagement as an independent contractor for), any business that is engaged in any hypochlorous acid based technology, or HOCL, based therapies that are designed to prevent and/or treat infections in post-operative invasive surgery including but not limited to Puricor and Novabay Pharmaceuticals (collectively the “Business”). Nothing in Section 1(a)(i) shall prevent Harish from (A) owning as a passive investment less than two percent of the outstanding shares of the capital stock (or ownership interests) of a publicly held company, if Harish is not otherwise associated directly or indirectly with such company or any affiliate of such company or (B) with the consent of Employer (not to be unreasonably withheld), providing services on a volunteer basis (including, but not limited to, service on boards of director), or (ii) take any action intended to, or that would reasonably be expected to, negatively affect any commercial relationship of Employer, related to the Business with any other person;

(b)          encourage, induce, attempt to induce, solicit or attempt to solicit any employee to leave his or her employment with Employer, (it being understood that the placement of general advertisements that may be targeted to a particular geographic or technical area but which are not targeted directly or indirectly towards an employee, shall not be deemed to be a breach of this Section 1(b)); or

(c)          encourage, induce, attempt to induce, solicit or attempt to solicit any customer of Employer, to cease its customer relationship with Employer with respect to the Business.

5.          Consideration: In addition to the employment with Employer offered herein, the following additional consideration, which is separate and divisible and on its own also sufficient to support the non-competition and non-solicitation provision set forth in Section 4:

5.1.          On the Effective Time, Employer shall pay Harish a lump-sum payment in the amount of $337,500, less taxes and other withholdings, as payment in exchange for cancellation of Employee’s Outstanding Options and Outstanding RSUs and Employee shall execute a Cancellation Agreement, in substantially the form attached hereto as Exhibit A. By that date, Employer also shall pay an amount in lump-sum equivalent to one hundred percent of Harish’s premiums under the Consolidated Omnibus Budget Reconciliation Act for one year, in the same amounts for the same medical coverage as in effect as of the Effective Time.

5.2.          On the Effective Time, Harish shall also receive a grant of such number of restricted stock units, pursuant to Employer’s 2013 Employee, Director and Consultant Equity Incentive Plan, equal to the lesser of (i) 355,000 or (ii) the quotient of $1,037,500 divided by the fair market value of Employer’s Common Stock on the Effective Time, based on PWC’s valuation on such date following consultation with Harish (the “New RSUs”). Such New RSUs shall be vested and delivered in accordance with Employer’s equity plan and an applicable award agreement, which shall include the following schedule: (i) a number of New RSUs equal to the lesser of (a) 355,000 or (b) such number of RSUs with an aggregate value equal to $250,000 shall be fully vested at the Effective Time and the underlying shares shall be delivered to Employee on the first trading day following the first anniversary of the Effective Time; (ii) 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the third (3rd) month following the Effective Time and the underlying shares shall be delivered on the first trading day following the fifteenth (15th) month anniversary of the Effective Time; (iii) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the sixth (6th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the eighteenth (18th) month anniversary of the Effective Time; (iv) an additional 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the ninth (9th) month anniversary of the Effective Time and the underlying shares shall be delivered on the first trading day following the twenty-first (21st) month anniversary of the Effective Time and (v) the remaining 25% of the New RSUs that were not fully vested on the Effective Time shall vest on the first business day of the twelfth (12th) month following the Effective Time, and the underlying shares shall be delivered on the first trading day following the twenty-fourth (24th) month anniversary of the Effective Time. In the event Employer sells, terminates, or disposes of the hypochlorous acid asset, or HOCl based drug asset (RUT58-60), Employer will cause the buyer or benefactor to assume the obligations under this Agreement, and all remaining unvested New RSUs will fully vest and the obligations under this Agreement would transfer to the buyer or benefactor. In the event Employee terminates this Agreement, all remaining unvested New RSUs will be forfeited. All shares of stock delivered pursuant to the New RSUs shall be subject to that certain lock-up agreement, of even date herewith, attached hereto as Exhibit B (“Lock-Up Agreement”). The withholding required by Section 6 below shall be delivered by Employee to Employer on the day Employee takes possession of the stock. Employer shall register the New RSUs with the Securities and Exchange Commission under a Registration Statement on Form S-8 which Employer shall cause to remain effective until the earlier of (i) the time that all of the shares underlying the New RSUs have been sold by Employee, (ii) six (6) months following the termination of the Lock-Up Agreement or (iii) such time as Employer is not subject to the requirement to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

6.          Withholding Tax. The delivery of any shares in connection with the New RSUs, is subject to and conditioned upon Harish satisfying the income and employment withholding obligations due with respect to any ordinary income recognized in connection with the delivery of such shares. Harish acknowledges and understands that if he fails to satisfy the withholding obligations with respect to the New RSUs, Employer will have no obligation to deliver any shares of Common Stock to Employee with respect to the portion of the New RSUS for which Employee fails to deliver the required withholding, as applicable, and he will forfeit his right to receive such New RSUs, as applicable. Notwithstanding anything to the contrary herein, Employee’s failure to pay any withholding due with respect to one tranche of New RSUs shall not impact his right to receive shares of Common Stock underlying any other tranches of New RSUs.

7.          Prior Employment Agreement. As of the Effective Time, the Prior Employment Agreement between the parties shall terminate, except that Harish acknowledges and agrees that Section 8 Confidentiality, Section 9 Inventions and Developments, Section 12 Return of Property, and Section 14 Cooperation in Litigation of the Prior Employment Agreement, and all provisions thereunder, shall remain in full force and effect in accordance with their terms and shall be incorporated into this Agreement as if to apply in an equivalent manner to any further services Harish provides hereunder; provided however that in no event will these obligations, with the exception of those set forth in Section 14 Cooperation in Litigation, continue past the end of the Term of Agreement as defined in Section 1 herein. The parties also agree that any obligations to indemnify Harish as set forth in the Prior Employment Agreement shall be incorporated herein and Employer’s obligations to indemnify Employee in Employer’s certificate of incorporation and bylaws shall remain in effect.

8.          Governing Law/Venue. The parties agree that this Agreement shall be governed by and construed exclusively under the laws of the Commonwealth of Massachusetts. Venue of any litigation arising from this Agreement or any disputes relating to Harish’s employment and non-competition /-non-solicitation obligations set forth in Sections 4 and 5 herein shall exclusively be in the federal or state district court of competent jurisdiction in the Commonwealth of Massachusetts. Harish consents to personal jurisdiction of any such court for any dispute relating to or arising out of this Agreement or Harish’s employment, and Harish agrees that Harish shall not challenge personal or subject matter jurisdiction in such courts. To the extent that any party hereto has claims that could be brought in or adjudicated under the laws of any jurisdiction other than Massachusetts, the parties expressly hereby waive all such rights.

9.          Voluntary. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that they have had ample opportunity to have this Agreement reviewed by the counsel of their choice.

10.         Sole Agreement. Except as set forth herein, this Agreement is the sole, entire and complete agreement of the parties relating to Harish’s employment with Employer subsequent to the Effective Time, and it supersedes and fully replaces any prior agreements (whether written or oral) covering the subject matter of this Agreement. No changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment signed by all parties hereto. No statements, promises or representations have been made by any party to any other party, or relied upon, and no consideration has been offered, promised, expected or held out other than as expressly set forth herein, provided only that the release of claims in any prior agreement or release shall remain in full force and effect.

11.         No Assignment. In entering into this Agreement, Employer is relying on the unique personal services of Harish; services from another person will not be an acceptable substitute. Except as provided in this Agreement, neither party may assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit advance written consent of the other party. Any attempted assignment in violation of this Section 11 shall be void. The provisions of this Agreement shall be binding upon and shall inure to the benefit of Employer and its successors and assigns. Employer agrees that this Agreement shall survive any change with respect to the ownership of the assets of Employer (e.g., sell, sub-license, termination, return of the assets to prior owners, etc.) or any other business development deal.

12.         Severability. The covenants contained in this Agreement are intended by the parties hereto as separate and divisible provisions, and in the event that any or all of the covenants expressed herein shall be determined by a court of competent jurisdiction to be invalid or unenforceable, the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect. The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section.

13.         Notices. All notices, requests and other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission, (c) upon receipt after dispatch by registered or certified mail, postage prepaid, or (d) on the next business day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

if to Harish, to:

Sameer Harish

574 Rock Oak Road

Walnut Creek, CA 94598

Email: Sameer.harish@gmail.com

if to Employer, to:

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

Facsimile No.: ______________

Email: ___________________

[Signature Page Follows]

IN WITNESS HEREOF, the parties have executed this Agreement as set forth below.

EMPLOYER		SAMEER HARISH

By:	/s/ Hojabr Alimi	/s/ Sameer Harish

Title:	CEO	Date:	3/13/2015

Date:	3/13/2015

PULMATRIX INC.

By:	/s/ Robert Clarke

Title:	CEO

Date:	3/13/2015

[PULMATRIX SIGNATURE TO HARISH EMPLOYEMNT AGREMENT]

EXHIBIT A

CANCELLATION AGREEMENT

This CANCELLATION AGREEMENT (this “Agreement”) is dated as of March 13, 2015 and is entered into by Ruthigen, Inc., a Delaware corporation (the “Company”), and Sameer Harish (the “Participant”). Terms used in this Agreement with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Ruthigen, Inc. 2013 Employee, Director, and Consultant Equity Incentive Plan (the “Plan”).

WHEREAS, the Company previously granted the Participant the number of restricted stock units (“RSUs”) set forth on Exhibit A hereto (collectively, the “Outstanding RSUs”), subject to the terms and conditions of the Plan and of the applicable Restricted Stock Unit Award Grant Notice for Employees, Directors, and Consultants (each, a “RSU Grant Notice”) and the Restricted Stock Unit Agreement – Incorporated Terms and Conditions (each, an “RSU Agreement,” together with each RSU Grant Notice referred to herein as, the “RSU Award Agreements”);

WHEREAS, the Company previously granted the Participant the number of stock options (“Options”) set forth on Exhibit A hereto (collectively, the “Outstanding Options,” together with the Outstanding RSUs referred to herein as, the “Outstanding Awards”), subject to the terms and conditions of the Plan and of the applicable Stock Option Grant Notice (each, an “Option Grant Notice”) and the Stock Option Agreement – Incorporated Terms and Conditions (each, an “Option Agreement,” together with each Option Grant Notice referred to herein as, the “Option Award Agreements,” and the Option Award Agreements together with the RSU Award Agreements referred to herein as, the “Award Agreements”);

WHEREAS, pursuant to an Agreement and Plan of Merger between the Company and Pulmatrix Inc. (“Pulmatrix), Ruthigen Merger Corp, a wholly-owned subsidiary of the Company, will merge with and into Pulmatrix, with Pulmatrix as the surviving corporation (the “Merger”); and

WHEREAS, in connection with the Merger, the Company and the Participant desire to cancel all of the Participant’s Outstanding Awards, effective as of the date the Merger becomes effective (the “Effective Time”), so that on and after the Effective Time, the Outstanding Awards and the Award Agreements shall be cancelled and of no further effect.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

CANCELLATION OF AWARDS

1.1           Cancellation of Awards. In exchange for the consideration described in Section 1.2 below, the Participant hereby agrees that the Award Agreements and the Outstanding Awards granted thereunder shall be cancelled, terminated, and of no further force or effect, effective as of the Effective Time, and that neither the Company nor the Participant shall have any further rights or obligations with respect to the Outstanding Awards, the Award Agreements, or with respect to any Common Stock of the Company that could have been received upon settlement of the Outstanding Awards under the Award Agreements.

1.2           Payment. In exchange for the Participant’s agreement to cancel the Outstanding Awards, the Award Agreements, and any other rights, obligations, and liabilities of the Company granting the Participant the right to acquire Common Stock of the Company and the release of claims set forth in Section 1.3, the Company hereby agrees to pay the Participant, on the Effective Time, a lump-sum cash payment equal to three hundred thirty-seven thousand five hundred dollars ($337,500), less any applicable local, state, or federal income or employment taxes, or other required withholdings.

1.3           Release.

(a)          Effective as of the Effective Time, the Participant, for the Participant and the Participant’s successors and assigns forever, does hereby unconditionally and irrevocably compromise, settle, remise, acquit, and fully and forever release and discharge the Company and its respective successors, assigns, parents, divisions, subsidiaries, and affiliates, and its present and former officers, directors, employees, and agents (collectively, the “Released Parties”) from any and all claims, counterclaims, set-offs, debts, demands, choses in action, obligations, remedies, suits, damages, and liabilities in connection with any rights to acquire securities of the Company pursuant to the Outstanding Awards and the Award Agreements, and the Common Stock of the Company issuable thereunder (collectively, the “Releaser’s Claims”), whether now known or unknown or suspected or claimed, whether arising under common law, in equity, or under statute, which the Participant or the Participant’s successors or assigns ever had, now have, or in the future may claim to have against the Released Parties and which may have arisen at any time on or prior to the date hereof; provided, however, that this Section 1.3(a) shall not apply to any of the obligations or liabilities of the Released Parties arising under or in connection with this Agreement.

(b)          The Participant covenants and agrees never to commence, voluntarily aid in any way, prosecute, or cause to be commenced or prosecuted against the Released Parties any action or other proceeding based on any of the released Releaser’s Claims which may have arisen at any time on or prior to the date hereof.

1.4           Further Assurances. Each party to this Agreement agrees that it will perform all such further acts and execute and deliver all such further documents as may be reasonably required in connection with the consummation of the transactions contemplated hereby in accordance with the terms of this Agreement.

1.5           Representations and Warranties. The Participant hereby represents and warrants to the Company that the Participant has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. This Agreement constitutes the legal, valid, and binding obligation of the Participant, enforceable against the Participant in accordance with its terms. The Participant has read and understood this Agreement and is entering into this Agreement voluntarily. The Participant agrees that this Agreement provides good and valuable consideration for the Participant’s agreements herein.

MISCELLANEOUS

2.1           Parties Bound. The terms, provisions, representations, warranties, covenants, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

2.2           Entire Agreement. This Agreement contains the entire understanding of the parties to this Agreement with respect to the subject matter contained in this Agreement and supersedes all prior agreements and understandings among the parties with respect to such subject matter, including, without limitation, the Award Agreements.

2.3           Law Governing. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, without regard to its principles of conflict of laws.

2.4           Effectiveness. If the Merger is not consummated, this Agreement shall be void and cease to be of further force or effect, with no liability on the part of any party to the other party hereto, and the agreements and obligations of the parties contained in the Award Agreements shall continue to apply in accordance with the applicable Award Agreement’s terms, without giving effect to the terms of this Agreement.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement as of the date first written above.

RUTHIGEN, INC.

By:	/s/ Hojabr Alimi
Name:	Hojabr Alimi
Title:	CEO

PARTICIPANT

/s/ Sameer Harish
Sameer Harish

Address:	574 Rock Oak Rd.
Walnut Creek, CA 94598

EXHIBIT A

Outstanding RSUs

Restricted Stock Unit No.	Date of Grant	Number of Shares underlying the RSUs	Type of Vesting
00010	May 11, 2014	74,600	Time-based vesting
00015	May 11, 2014	14,900	Performance-based vesting

Outstanding Options

Option No.	Date of Grant	Number of Options Granted	Description
00003	May 12, 2014	47,094	ISO
00004	May 12, 2014	57,906	NQSO

EXHIBIT B

LOCK-UP AGREEMENT

Reference is hereby made to that certain Employment Agreement (the “Employment Agreement”), of even date herewith, between Sameer Harish (“Harish”) and Ruthigen, Inc., a Delaware corporation (the “Company”), and its affiliates, pursuant to which, among other things, the Company shall grant to Harish at the Effective Time (as defined in the Employment Agreement) up to 355,000 restricted stock units (the “Shares”) pursuant to Ruthigen’s 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) and Restricted Stock Unit Award Grant Notice (the “Grant Notice”). Such Shares shall vest in accordance with the vesting schedule set forth in the Grant Notice and otherwise in accordance with the Plan and the Employment Agreement. Each date that a portion of the Shares vests is referred to herein as a “Vesting Date.” As used herein, “Vested Shares” refers to any Shares that have vested in accordance with the vesting schedule set forth above and in the Grant Notice and “Unvested Shares” refers to any Shares that are not Vested Shares. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Employment Agreement.

As a condition to and in consideration of the grant of the Shares, Harish hereby agrees as follows:

1.          Without limiting the terms of the Plan or the Grant Notice, Harish hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Unvested Shares, or any securities into or for which any of the Unvested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Unvested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Unvested Shares).

2.          Harish hereby covenants and agrees that, except as provided herein, he shall not, without the prior written consent of the Company (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), any of the Vested Shares, or any securities into or for which any of the Vested Shares may be converted, exercised or exchanged, whether by operation of law or otherwise; or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any of the Vested Shares (whether any such swap or other transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Shares), until the date that is six months after such Vested Shares have been delivered pursuant to the Employment Agreement.

The parties further acknowledge and agree that the foregoing restriction shall preclude Harish from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to or result in a sale or disposition of the Shares, even if such Shares would be disposed of by any party other than Harish.  Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Shares, or with respect to any security that includes, relates to or derives any significant part of its value from such Shares.

3.           Notwithstanding the foregoing, Harish may: (A) transfer any of the Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) as a bona fide gift, provided that, prior to such transfer, the donee thereof agrees in writing to be bound by the restrictions set forth in this agreement; (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of Harish or Harish’s immediate family (as defined below), provided that, prior to such transfer, a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth in this agreement, and provided further that any such transfer shall not involve a disposition for value; or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order; and (B) at any time, sell a number of Vested Shares (after such shares have been delivered pursuant to the Employment Agreement) (i) with an aggregate fair market value (determined based on the sale price Harish receives from a third party for such Vested Shares) equal to the income and employment tax withholding due with respect to any Vested Shares; or (ii) in a privately negotiated transactions; provided that, in any case other than in connection with clause (B)(i), prior to such transfer, the transferee agrees in writing that such transferee is receiving and holding any of the Shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In order to enable the aforesaid covenants to be enforced, Harish hereby consents to the placing of legends and/or entry of stop transfer instructions or orders with the Company’s transfer agent in respect of any Shares.

4.          All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

To the Company:

Ruthigen, Inc.

2455 Bennett Valley Rd.; #C116

Santa Rosa, CA 95404

Fax: (707) 676-1686

To Harish:

574 Rock Oak Road

Walnut Creek, CA 94598

Facsimile No. 925.954.6472

Email: sameer.harish@gmail.com

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

5.          This agreement shall in all respects be governed by, and construed in accordance with, the applicable laws of the State of Delaware without giving effect to principles of conflicts of law. Each party hereto irrevocably and unconditionally consents to submit the exclusive jurisdiction of the United States District Court for the District of Delaware, or if jurisdiction in such court is lacking, any court of the State of Delaware of competent jurisdiction sitting in New Castle County, Delaware, in connection with any action, suit or proceeding arising out of or relating to this agreement and the transactions contemplated hereby, and agrees that service of process may be made in any manner acceptable for use in such Delaware courts. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this agreement and/or the transactions contemplated hereby, in the above Delaware courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereby expressly waive the right to any jury trial in any action or proceeding involving this agreement.

6.          The parties hereby acknowledge and agree that this agreement is irrevocable and shall be binding upon Harish and Harish’s heirs, legal representatives, successors and permitted assigns. This agreement and/or any right, title or interest hereunder shall not be assigned by Harish without the prior written consent of the Company.

7.          This agreement may be amended or modified only by a written agreement executed by all of the parties hereto; provided, however, the Company may waive any term of this agreement without the consent of any person.

8.          This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this agreement shall have the same effect as a manual signature.

9.          This agreement will become a binding agreement among the parties as of the date hereof and will terminate on the date that is six months after the last Vested Shares have been delivered.

[signature page follows]

RUTHIGEN, INC.		Sameer Harish

By:	/s/ Hojabr Alimi	/s/ Sameer Harish

Title:	CEO	Date:	3/13/2015

Date:	3/13/2015